CLOSING CERTIFICATE

TO: WELLS FARGO BANK, National Association, in its capacity as Agent Bank under that certain Credit Agreement, dated as of February 20, 2004 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among GOLDEN ROAD MOTOR INN, INC., a Nevada corporation (the "Borrower"), MONARCH CASINO & RESORT, INC., a Nevada corporation (the "Guarantor"), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a "Lender" and collectively as the "Lenders"), WELLS FARGO BANK, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the "Swingline Lender"), WELLS FARGO BANK, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the "L/C Issuer") and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the "Agent Bank" and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the "Banks"). Capitalized terms used herein without definition shall have the meanings attributed to them in Section 1.01 of the Credit Agreement.

    THE UNDERSIGNED, as an Authorized Officers of Borrower and Guarantor, do hereby make the following certifications effective as of the date of this Closing Certificate pursuant to Article III of the Credit Agreement:

     (a) the representations and warranties contained in Article IV of the Credit Agreement and contained in each of the other Loan Documents are true and correct on and as of the Closing Date in all material respects as though such representations and warranties had been made on and as of the Closing Date;

     (b) Since the date of the most recent financial statements referred to in Sections 3.17 and 5.08 the Credit Agreement, no Material Adverse Change has occurred and no event or circumstance which could reasonably be expected to result in a Material Adverse Change has occurred;

     (c) no event (i) has occurred and is continuing or (ii) would occur as a result of any Borrowing contemplated under the Credit Agreement, or (iii) would result from the making thereof, which (in the case of (i), (ii) or (iii) above) constitutes a Default or Event of Default under the terms of the Credit Agreement;

     (d) Borrower and Guarantor have, as of the Closing Date, performed and complied with all agreements and conditions that are contained in the Credit Agreement and that the Credit Agreement requires Borrower and Guarantor to perform and comply with prior to or as of the Closing Date;

     (e) The Credit Agreement, the Revolving Credit Note, Guaranty and the other Loan Documents have been duly authorized by all necessary action of each of Borrower's and Guarantor's respective Board of Directors and have been executed and delivered on behalf of Borrower or Guarantor, where applicable, by a duly authorized representative thereof; and

     (f) Concurrently herewith, each of Borrower and Guarantor have delivered to Agent Bank a true and correct copy of the articles of incorporation and bylaws, together with all amendments thereto adopted through the date hereof.

                                     -1-
     IN WITNESS WHEREOF, I have hereunto set my hand as of the 20th day of February, 2004.

BORROWER:

GOLDEN ROAD MOTOR INN,
INC., a Nevada corporation


By:
     Ben Farahi,
     Secretary


GUARANTOR:

MONARCH CASINO & RESORT,
INC., a Nevada corporation


By:
     Ben Farahi,
     Secretary

86: